                          BLONDER TONGUE TELEPHONE, LLC

                            FINANCIAL STATEMENTS AND
                          INDEPENDENT AUDITORS' REPORT

                       June 30, 2006 and December 31, 2005

                                 C O N T E N T S

                                                                          Page

INDEPENDENT AUDITORS' REPORT                                                 3

FINANCIAL STATEMENTS

   BALANCE SHEETS                                                            4

   STATEMENTS OF OPERATIONS                                                  5

   STATEMENTS OF MEMBERS' EQUITY AND
      OTHER COMPREHENSIVE INCOME (LOSS)                                      6

   STATEMENTS OF CASH FLOWS                                                  7

   NOTES TO FINANCIAL STATEMENTS                                             8

                          INDEPENDENT AUDITORS' REPORT

To the Members of
Blonder Tongue Telephone, LLC
Williamstown, New Jersey

     We  have  audited  the  accompanying   balance  sheets  of  Blonder  Tongue
Telephone,  LLC as of June  30,  2006 and  December  31,  2005  and the  related statements of operations,  members' equity and other comprehensive income (loss)
and  cash  flows  for the six  months  ended  June 30,  2006 and the year  ended
December 31, 2005. These financial  statements are the responsibility of Blonder
Tongue Telephone,  LLC's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with auditing standards of the Public
Company  Accounting  Oversight  Board in the  United  States of  America.  Those
standards  require  that we plan and  perform  the  audits to obtain  reasonable
assurance   about  whether  the  financial   statements  are  free  of  material
misstatement.  The  Company  is not  required  to have,  nor were we  engaged to perform, an audit of its internal control over financial  reporting.  Our audits included  consideration of internal control over financial  reporting as a basis for designing audit  procedures that are appropriate in the  circumstances,  but not for the  purpose  of  expressing  an  opinion  on the  effectiveness  of the
Company's internal control over the financial reporting. Accordingly, we express no  such  opinion.  An  audit  includes  examining,  on a test  basis,  evidence supporting  the amounts and  disclosures in the financial  statements.  An audit also includes assessing the accounting principles used and significant estimates made by  management,  as well as  evaluating  the  overall  financial  statement presentation.  We believe  that our audits  provide a  reasonable  basis for our opinion.

     In our opinion,  the financial statements referred to above present fairly, in all material  respects,  the financial  position of Blonder Tongue Telephone,
LLC as of June 30, 2006 and December 31, 2005 and the results of its  operations and its cash  flows for the six months  ended  June 30,  2006 and the year ended
December 31, 2005 in conformity with accounting principles generally accepted in the United States of America.

                                        /s/ Wheeler, Wolfenden & Dwares, P.A.

March 9, 2007
Wilmington, Delaware

                    BLONDER TONGUE TELEPHONE, LLC

                            BALANCE SHEETS

                 June 30, 2006 and December 31, 2005

                                ASSETS
                                                2006                      2005
                                          --------------        --------------
CURRENT ASSETS
  Cash                                $              61       $           684
  Customer accounts receivable                    1,903                20,493
  Due from affiliates                            10,036                32,521
  Due from member                                     -                29,333
  Other current assets                              840                 2,088
                                          --------------        --------------
    Total current assets                         12,840                85,119

OTHER ASSETS
  Equipment credit                              400,000                     -
  Equipment - net                                   978                   919
  Deferred costs                                      -                29,869
  Marketable equity securities                        -               975,000
                                          --------------        --------------
  Total other assets                            400,978             1,005,788
                                          --------------        --------------

    TOTAL ASSETS                        $       413,818       $     1,090,907
                                          ==============        ==============

                         LIABILITIES AND MEMBERS' EQUITY

CURRENT LIABILITIES
  Accounts payable                      $          1,978      $         8,727
  Due to member                                  123,705              103,427
  Due to affiliate                                42,640                    -
  Accrued expenses                                 7,762               10,063
                                            -------------        -------------
  Total current liabilities                      176,085              122,217

COMMITMENTS AND CONTINGENCIES                          -                    -

MEMBERS' EQUITY
  Members' capital                             1,596,667            2,226,667
  Accumulated deficit                         (1,358,934)          (1,202,977)
  Accumulated other comprehensive loss                 -              (55,000)
                                            -------------        -------------
  Total members' equity                          237,733              968,690
                                            -------------        -------------

    TOTAL LIABILITIES AND MEMBERS'
    EQUITY                              $        413,818       $    1,090,907
                                            =============        =============

   The accompanying notes are an integral part of these financial statements.

                          BLONDER TONGUE TELEPHONE, LLC

                            STATEMENTS OF OPERATIONS

   For the Six Months Ended June 30, 2006 and the Year Ended December 31, 2005

                                                  2006                 2005
                                           -----------------      --------------
Revenue
  Subscriber                            $          52,609      $        168,109
  Royalties                                             -                29,333
                                           ---------------        --------------
  Total revenue                                    52,609               197,442

Cost of services                                   74,208               193,789
                                           ---------------        --------------

Gross (loss) profit                               (21,599)                3,653

Operating expenses
  Selling and marketing                                 -                   166
  General and administrative                      134,358               446,487
  Amortization of intangibles                           -                     -
  Asset impairment                                      -                     -
                                           ---------------        --------------
  Total operating expenses                        134,358               446,653
                                           ---------------        --------------

Loss from operations                             (155,957)             (443,000)

Interest income                                         -                 7,214
                                           ---------------        --------------

    NET LOSS                                     (155,957)             (435,786)

Other comprehensive income
 Unrealized holding (loss)                              -            (1,180,000)
                                            ---------------        --------------

Comprehensive loss                     $         (155,957)     $     (1,615,786)
                                           ===============        ==============

   The accompanying notes are an integral part of these financial statements.

                          BLONDER TONGUE TELEPHONE, LLC

                        STATEMENTS OF MEMBERS' EQUITY AND
                        OTHER COMPREHENSIVE INCOME (LOSS)

   For the Six Months Ended June 30, 2006 and the Year Ended December 31, 2005

                                                            Accumulated Other
                              Members'       Accumulated    Comprehensive
                              Capital          Deficit      Income (Loss)        Total
                             -----------    ------------   -------------    ------------

Balance, December 31, 2004   $2,226,667     $  (767,191)    $ 1,125,000     $ 2,584,476

Comprehensive income
 Net loss                              -        (435,786)              -        (435,786)
 Other comprehensive loss              -               -      (1,180,000)     (1,180,000)
                             -----------   -------------   -------------    ------------
Due from related party                -        (435,786)     (1,180,000)     (1,615,786)

Capital contributions                 -               -               -               -
                             -----------   -------------   -------------    ------------

Balance, December 31, 2005    2,226,667      (1,202,977)        (55,000)        968,690

Comprehensive income
 Net loss                             -        (155,957)               -       (155,957)
                             -----------   -------------   -------------    ------------
  Total comprehensive loss            -        (155,957)              -        (155,957)

Distributions                (1,030,000)              -           55,000       (975,000)

Capital contributions           400,000               -               -         400,000
                             -----------   -------------   -------------    ------------

Balance, June 30, 2006     $  1,596,667     $(1,358,934)    $         -    $    237,733
                             ===========   =============   =============    ============

   The accompanying notes are an integral part of these financial statements.

                          BLONDER TONGUE TELEPHONE, LLC

                            STATEMENTS OF CASH FLOWS

   For the Six Months Ended June 30, 2006 and the Year Ended December 31, 2005

                                                2006                   2005
                                           ----------------       ----------------
CASH FLOWS FROM OPERATING ACTIVITIES
  Net loss                               $        (155,957)     $        (435,786)

 Adjustments to reconcile net
 loss to net cash utilized by
 operating activities
  Amortization                                           -                      -
  Depreciation                                         720                  1,115
  Asset impairment                                       -                      -
  Decrease in assets
    Customer accounts receivable                    18,590                  2,020
    Other current assets                             1,248                  4,371
(Decrease) in liabilities
  Accounts payable                                  (6,749)                (9,501)
  Refundable deposit                                     -                 (3,000)
  Accrued expenses                                  (2,301)                (3,627)
                                           ----------------       ----------------
    Net cash utilized by
    operating activities                          (144,449)              (444,408)

CASH FLOWS FROM INVESTING ACTIVITIES
  Purchase of equipment                                  -                      -
  Investments                                            -                      -
  Deferred costs                                    29,869                 24,635
                                           ----------------       ----------------
    Net cash provided by
    investing activities                            29,869                 24,635

CASH FLOWS FROM FINANCING ACTIVITIES
  Purchase of fixed assets                            (779)                     -
  Due to affiliate - net                            65,125                358,391
  Due to member - net                               49,611                (50,540)
  Members contributions                                  -                      -
  Distributions                                          0                      -
  Other comprehensive income                             0                      -
  Due to related party - net                             -                112,564
                                           ----------------       ----------------
    Net cash provided by
    financing activities                           113,957                420,415
                                           ----------------       ----------------

Net (decrease) increase in cash                       (623)                   642

Cash - beginning of year                               684                     42
                                           ----------------       ----------------

Cash - end of year                       $              61      $             684
                                           ================       ================

SUPPLEMENTAL DISCLOSURE
 Non-cash investing transactions
  Contribution of equipment credit       $         400,000      $               -
                                           ================       ================
  Distributions                          $        (975,000)     $               -
                                           ================       ================

     The accompanying notes are an integral part of these financial statements.

                          BLONDER TONGUE TELEPHONE, LLC

                          NOTES TO FINANCIAL STATEMENTS

                       June 30, 2006 and December 31, 2005

NOTE A - NATURE OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

1.   Nature of Business

     Blonder  Tongue  Telephone,  LLC (the  Company)  was formed on December 26,
     2002. The operations of the Company in 2002 were limited to the filing of a certificate  of formation.  The Company is a provider of primary  telephone service for multiple-dwelling-unit communities in the United States. During
     2004, the Company began providing service to communities in Dallas,  Texas,
     Great Mills,  Maryland,  Ft. Lauderdale,  Florida, Long Branch, New Jersey,
     and  Lafayette,  Indiana.  The  Company  also  sells  telephone  equipment, provides  billing,  collection  and  customer  service,  and  training  and technical support to complement the telephone service.

     The Company operated under the terms of the Amended and Restated  Operating
     Agreement  (the  Agreement)  dated  September 11, 2003.  The members of the
     Company (the Members) are Resource  Marketable Equity Securities Group, LLC
     (RIG) and Blonder  Tongue  Laboratories,  Inc. (BT). RIG and BT contributed cash of $30,000 and $1,166,667, respectively. BT also issued 500,000 shares of its  publicly-traded  common stock (AMEX:BDR) with a value of $1,030,000 to the Company. BT will receive preferred  distributions of $1,166,667 from the cash flows (as defined in the  Agreement)  of the  Company.  RIG and BT have  51  and  49  membership  shares,  respectively.  Each  Member  has  a percentage interest of 50%. As defined in the Agreement, profits and losses are allocated based on the percentage of interest.

     The  Agreement  provides  that  the  Company  will  continue  in  perpetual existence,  unless  terminated  sooner by unanimous  written consent of all
     Members  or a  Voluntary  or  Involuntary  Withdrawal  as  defined  in  the
     Agreement.

     On June 30, 2006 the Company amended its agreement.  BTT sold its shares in the  Company to BT, with BT agreeing  to  contribute  a $400,000  equipment credit to the Company in accordance  with the Share Exchange and Settlement
     Agreement, dated June 30, 2006.

2.   Revenue Recognition

     The Company generally  recognizes  revenue as services are provided.  Local service revenue is billed in advance monthly, with revenue being recognized when earned.

NOTE A - NATURE OF  BUSINESS  AND  SUMMARY OF  SIGNIFICANT  ACCOUNTING  POLICIES
     (CONTINUED)

3.   Liquidity and Capital Resources

     Since  inception,  the Company has financed its operations  through capital contributions  from the Members.  The Company has incurred  substantial net losses and negative cash flow from operations since inception. Expenses are expected to exceed  revenues  until the Company  establishes  a  sufficient subscriber  base.  Management  expects  operating losses to decrease as the
     Company obtains more subscribers.

4.   Use of Estimates

     The  preparation  of financial  statements  in conformity  with  accounting principles  generally  accepted  in the United  States of America  requires management  to make  estimates  and  assumptions  that affect the  reported amounts of assets and liabilities  and disclosure of contingent  assets and liabilities  at the  date of the  financial  statements  and  the  reported amounts of expenses  during the  reporting  period.  Actual  results  could differ from those estimates.

5.   Income Taxes

     In conformity with the Internal Revenue Code and applicable state and local tax  statutes,  taxable  income or loss of the  Company is  required  to be reported on the tax returns of the Members in accordance  with the terms of the  Agreement  and,  accordingly,  no  provision  has  been  made  in  the accompanying financial statements for any federal, state or local taxes.

6.   Intangible Assets

     The  Company  reviews  the  carrying  value of  intangibles  when events or changes in  circumstances  indicate that the carrying  amount of the assets may not be recoverable. An impairment loss is recognized when the estimated future  undiscounted cash flows expected to result from the use of an asset and  its  eventual  disposition  is  less  than  its  carrying  amount.  An impairment loss is measured as the amount by which the carrying value of an asset exceeds its fair value.

7.   Statement of Cash Flows

     For the purposes of the statement of cash flows, the Company  considers all highly liquid debt investments with maturities of less than three months to be cash equivalents.  The Company did not have any cash equivalents at June
     30, 2006 and December 31, 2005.

NOTE A - NATURE OF  BUSINESS  AND  SUMMARY OF  SIGNIFICANT  ACCOUNTING  POLICIES
     (CONTINUED)

8.   Accounts Receivable and Allowance for Doubtful Accounts

     The  Company  operates  in  the  mid-Atlantic  area,  Dallas,   Texas,  Ft.
     Lauderdale, Florida and Lafayette, Indiana, and grants credit to customers, substantially all of whom are within the local sector.  Management believes that its contract acceptance, billings and collection policies are adequate to minimize potential credit risk.

     Customer accounts receivable are uncollateralized  customer obligations due under  normal  trade  terms  requiring  payment on the 25th of each  month, unless specified otherwise in a signed contract relating to a specific job.
     The Company does not charge  interest or delinquency  fees for  receivables not paid on a timely basis.

     Accounts  receivable  are stated at the amount  billed to the customer less amounts  determined to be  uncollectible  by management.  Customer  account balances with invoices dated over 30 days old are considered delinquent and services cease until payment is made.

     Payments of accounts  receivable  are  allocated to the  specific  invoices identified on the  customer's  remittance  advice or, if  unspecified,  are applied to the earliest unpaid invoices.

     Customer  accounts  receivable  are  stated at their  estimated  realizable
     amounts.   Bad  debts  are  charged  to  expense  when   determined  to  be
     uncollectible  by  management.  It is the  belief  of  management  that all amounts due at June 30, 2006 and December 31, 2005 are collectible.

     It is the opinion of management  that the bad debt expense  computed  under this method is not materially different than what it would have been if the allowance  method were used. Bad debt expense for the six months ended June
     30,  2006 and the year ended  December  31,  2005  amounted  to $14,117 and
     $137,768,  respectively. The bad debt expense for fiscal year 2005 included
     $20,139 of customer  accounts  written off and $117,629 of a related  party loan.

9.   Equipment

     Equipment  is  carried  at  cost.   Depreciation  is  computed  by  use  of
     straight-line  methods  over the  estimated  useful  lives  of the  assets.
     Estimated  useful  lives  are 3 years  for  computer  equipment.  Equipment consisted of the following as of June 30, 2006 and December 31, 2005:

                                                 2006            2005
                                             -----------       ----------
       Equipment                            $   3,009      $    2,230
       Less:  accumulated depreciation         (2,031)          (1,311)
                                           --------------  --------------
          Equipment - net                   $     978      $      919

     Depreciation  expense was $720 and $1,115 for the six months ended June 30,
     2006 and the year ended December 31, 2005, respectively.

                                       10

NOTE A - NATURE OF  BUSINESS  AND  SUMMARY OF  SIGNIFICANT  ACCOUNTING  POLICIES
     (CONTINUED)

10.  Advertising

     Advertising costs are expensed as incurred.  Advertising expense was $0 and
     $166 for the six months ended June 30, 2006 and the year ended December 31,
     2005, respectively.

11.  Fair Value of Financial Instruments

     The  Company's  financial  instruments  consist  primarily of cash and cash equivalents,  trade  receivables and trade payables.  The carrying value of these financial instruments approximates their respective fair values.

12.  Deferred Costs

     Deferred  costs  consist of customer  acquisition  costs.  These costs were incurred with the connection and activation of customers.

NOTE B - MARKETABLE EQUITY SECURITIES

     On  September  16,  2003,  500,000  shares of common  stock of BT valued at
     $1,030,000  were  registered in the Company's  name as part of BT's initial capital contribution. The market value as of June 30, 2006 and December 31,
     2005 was $0 and  $975,000,  respectively.  The Company  requested the stock certificates; however, as of December 31, 2005, they were still held by BT.
     In accordance  with the Stock Pledge  Agreement,  dated September 11, 2003,
     250,000  shares  were  pledged  as  security  for the  payment of BT's cash priority  return in accordance with the provisions of the Agreement and all of the Company's obligations under the Stock Pledge Agreement.

     This investment  represented 80% of total assets and 83% of members' equity as of December 31,  2005.  Any  significant  decline in the market price of this stock could have a significant impact on financial condition,  results of operations and/or cash flows.

     See NOTE G for explanation of share activity for 2006.

NOTE C - RELATED PARTY TRANSACTIONS

     The Company had numerous  transactions with related parties. As of June 30,
     2006 and December 31, 2005, the Company was indebted to Resource Investment
     Group, LLC, a member, in the amount of $123,705 and $103,427, respectively.
     These  transactions  arose  from a  series  of  member  cash  advances  and repayments.

     Interest is accrued  monthly at the  applicable  federal rate.  Amounts due become  payable on demand  after ten years.  The  interest  rate,  adjusted monthly,  ranged  from  7.25% to 8.00% for the first six months of 2006 and
     3.70% to 4.43% in 2005.  Interest  earned on such loans  amounted to $0 and
     $7,214 in 2006 and 2005, respectively.

                                       11

NOTE C - RELATED PARTY TRANSACTIONS (CONTINUED)

     On September 11, 2003, the Company entered into a Royalty  Agreement with a
     Member.  In consideration  of the Company  facilitating a Member's sales of certain  telephone  products  (as  defined in the Royalty  Agreement),  the
     Company  earned  royalties  of $0 and $29,333 for the six months ended June
     30, 2006 and the year ended  December 31, 2005,  respectively.  At June 30,
     2006 and December 31, 2005, $0 and $29,333 of these royalties were due from a Member, respectively.

     As of June 30, 2006 and December 31, 2005, an affiliate was indebted to the
     Company in the amount of $10,036  and  $32,521,  respectively.  At June 30,
     2006,  the Company was  indebted to an  affiliate in the amount of $42,640.
     These  transactions  resulted  from the use of a  centralized  disbursement system for certain transactions.

     Included in general and administrative  expenses are $29,900 and $93,200 of salaries  paid to  affiliates  in June 30,  2006  and  December  31,  2005, respectively.  These amounts are within the  parameters  agreed upon in the
     Agreement.

NOTE D - COMMITMENTS AND CONTINGENCIES

     In the  normal  course of  business,  there  are  various  commitments  and contingencies  outstanding  which  are not  reflected  in  these  financial statements.  In the opinion of management,  the outcome of such events,  if any, will not have a material effect on the Company's financial position or results of operations.

NOTE E - CONCENTRATION OF CREDIT RISK

     The Company  maintains  operating  cash balances in financial  institutions located in  Williamstown,  New Jersey.  These  balances  are insured by the
     Federal  Deposit  Insurance  Corporation  up to  $100,000.  There  were  no uninsured amounts at June 30, 2006 and December 31, 2005.

NOTE F - VARIABLE INTEREST ENTITIES

     In  January   2003,   the  FASB   issued   Interpretation   (FIN)  No.  46,
     "Consolidation  of Variable  Interest  Entities"  and in December  2003,  a
     revised  interpretation was issued (FIN No. 46, as revised).  In general, a variable interest entity (VIE) is a corporation,  partnership, trust or any other legal  structure used for the business  purposes that either does not have equity  investors  with voting rights or has equity  investors that do not provide  sufficient  financial  resources for the entity to support its activities.  FIN No. 46, as revised, requires a VIE to be consolidated by a company if that  company is  designated  as the  primary  beneficiary.  The adoption of FIN No. 46, as revised,  did not have a material  effect on the
     Company's financial position or results of operations.

                                       12

NOTE G - CHANGE IN OWNERSHIP

     As noted in NOTE A (1), the Company  amended the agreement  dated September
     11,  2003 and BT is no longer a  shareholder  of the  Company.  BT sold its
     shares  in  the  Company  to  BSS  and,  in  exchange  for  its   preferred
     distribution, took back the publicly traded common stock. BT also agreed to contribute a $400,000  equipment  credit to the Company in accordance  with the Share Exchange and Settlement Agreement dated June 30, 2006.

NOTE H - SUBSEQUENT EVENT

     As of August 16, 2006, BTT is now doing business as "Pri-Star".

                                       13